UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (date of earliest event reported):  November 19, 2007
Middlefield Banc Corp.

(Exact name of registrant specified in its charter)

Ohio	000-32561	34-1585111

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15985 East High Street, Middlefield, Ohio	44062-0035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(440) 632-1666

[not applicable]

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(d)  Election of a New Director.
     On November 19, 2007, Middlefield Banc Corp.’s (“Middlefield”) Board of Directors fixed the size of the Board at 10 effective on January 2, 2008. Currently, the number of Middlefield directors is fixed at nine. To fill the newly created directorship resulting from an increase in the size of the Board, the Board appointed Kenneth E. Jones, Chairman of Emerald Bank, a wholly owned subsidiary of Middlefield, as a director, also effective as of January 2, 2008. Mr. Jones will be a member of Class I, along with Directors Frank, Halstead, and McCaskey, whose terms expire at the 2008 Annual Meeting of Shareholders.
     There were no arrangements between Mr. Jones and any other persons regarding Mr. Jones’ selection as a director, and there were no applicable transactions between Mr. Jones and Middlefield under Regulation S-K Item 404(a). Mr. Jones’ committee assignments will be determined at a later date. Middlefield’s 1999 Stock Option Plan provides for an automatic initial grant of a ten-year, non-qualified stock option on similar terms to any other nonemployee director elected or appointed after the May 12, 1999 adoption of the 1999 Stock Option Plan but during the term of the plan.
Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Middlefield Banc Corp.

Date: November 21, 2007	/s/ James R. Heslop, II

James R. Heslop, II
Executive Vice President and COO